Exhibit 6 (1)  Page 5




                                     REVISED
                        ADVISORY AND SERVICING AGREEMENT

     This Advisory and Servicing Agreement (this "Agreement") is entered into as of June 10, 1999, by and between Thomas Cochran, and individual, having his/hers principal place of business at 1140 Gravois Rd., St. Louis, MO 63126 (the "Client") and J. Thomas Howard, LTD, a Missouri LLC, having its principal place of business at 301 West Armour Blvd. Suite 1000, Kansas City, MO 64111 ("JTHL")
                                   WITNESSETH:

A. The Client intends to have established a publicly held corporation to be traded on the OTC Bulletin Board, to complete a merger agreement or stock acquisition of the Company as more specifically described on Exhibit A attached hereto and incorporated herein by this reference (the "Public Company"), which Public Company will be in the business to assist hospitals automate their operations and to increase efficiencies within the hospital.
B. JTHL, through its management and staff, is experienced in the areas of starting up publicly held companies to be traded on the OTC Bulletin Board, and possesses adequate personnel and contacts to advise and perform certain other services for the Company with regard to the organization of the Public Company.
C. The Company desires to avail itself of the experience, advice and assistance of JTHL and to have JTHL undertake the duties and responsibilities hereinafter set forth.
D. JTHL is willing to render such services for the compensation and in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.     ENGAGEMENT:  Client  hereby engages JTHL and JTHL hereby agrees to render
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advisory  and  other  services  for  the  Company,  to  the best of its ability, including,  without  limitation,  the  following:
(a) assisting and advising the Company with regard to the corporate structure of the Public Company, including, without limitation, providing Articles of Incorporation, Bylaws, organizational corporate minutes; necessary business licenses; obtaining transfer agent, printing and distribution of stock certificates (the "Corporate Services")
(b) assisting in obtaining appropriate audited financial statements and tax returns, if required (the "Financial Services"); and
(c) assisting the Company in preparing an Offering Memorandum under Section 504 of the Securities Exchange Act, together with all ancillary documentation, including, without limitation, Form D; Form 10 registration preparation and filing, obtaining a trading symbol and CUSIP number for the Public Company; preparation of necessary offering circulars; preparation of necessary Blue Sky ("Securities Services").
Notwithstanding the foregoing, JTHL will not be required by the Company to take any action or perform any services for which it must be registered with or licensed by the Securities Exchange Commission, any State Bar association or any state's securities commission.

2.     TERM:  JTHL  agrees  to  have  completed,  or caused to be completed, all
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necessary  activities in order that the Public Company will begin trading on the
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OTC  Bulletin Board within One Hundred and eighty (180) days of the date of this contract. In the event that the Public Company does not begin trading on the OTC Bulletin Board on or before that date, JTHL will reimburse the Company for all amounts previously paid by the Company to JTHL; provided, however, the Company will remain responsible for the payment of all Third Party Professionals and expenses (as those terms are defined herein); and provided further that the Company has timely provided JTHL with all necessary information to perform the services required hereunder.

3.     THIRD  PARTY PROFESSIONALS: The parties hereto acknowledge and agree that
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in  order  to  provide  the  Corporate  Services, the Financial Services and the
Securities Services, it will be necessary for JTHL to engage third party professionals, including, without limitation, attorneys, corporation services and accountants ("Third Party Professionals"). JTHL shall be responsible for the payment of all Third Party Professionals and Expenses. Any professionals retained by JTHL will be properly licensed and specialize in the area of expertise that they have been engaged for, and same such said professionals will not engage in any illegal activities that will jeopardize The Company or shareholders.

4.     COMPENSATION:
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As  compensation  for  all  services  rendered by JTHL under this Agreement, the
Company shall pay JTHL a total of Eighty Thousand Dollars ($80,000) in the following sums, in immediately available funds made payable to J. Thomas Howard
LTD:
(a) Twenty-Five Thousand Dollars ($25,000) due and payable upon signing of this agreement: paid in full on May 20th, 1999, by check made payable to cash;
(b) Fifteen Thousand Dollars ($15,000) due and payable upon completion of 504 Memorandum; and
(c) Ten Thousand Dollars ($10,000) upon the completion of audit and submittal of Form 10 Registration material to legal counsel for the filing of the Form 10 Registration with the SEC; and
(d)     Ten  ($10,000)  upon completion and filing of the 15c2-11 with NASD; and
(e) Twenty Thousand Dollars ($20,000) the first day stock is publicly traded on the OTC Bulletin Board.

5.     EXPENSES:  Except  as otherwise expressly indicated herein, JTHL shall be
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reimbursed by the Company  for all reasonable out-of-pocket expenses incurred by
JTHL in obtaining services or products from any third party during the performance of its services hereunder ("Expenses"). The company's obligation to reimburse JTHL pursuant to this subparagraph shall be subject to the presentation to Company by JTHL of an itemized account of such expenditures, together with supporting vouchers, in accordance with Company's policies as in effect from time to time.

6.     DEFAULT:  In  the  event that the Company shall default in the payment of
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any  of  the payments outlined in Paragraph 4 above, JTHL, may, but shall not be obligated to, terminate this Agreement and retain all amounts paid to JTHL prior to said date of termination. In addition, the Company shall assign to JTHL, or its nominees, all of the Company's right, title and interest in the Public Company as of the date of termination.

7.     INDEPENDENT  CONTRACTOR: It is expressly agreed that JTHL is acting as an
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independent  contractor in performing its services hereunder.  Company shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits, which might be expected in an employer-employee relationship.

8.     ASSIGNMENt:  This  Agreement  is  a  personal  one, being entered into in
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reliance  upon  and in consideration of the singular skill and qualifications of
JTHL. JTHL shall therefore not voluntarily or by operation of law assign or otherwise transfer the obligations incurred on its part pursuant to the terms of this Agreement without the prior written consent of Company. Any attempted assignment or transfer by JTHL of its obligation without such consent shall be wholly void.

9.     MODIFICATION  OF AGREEMENT: This Agreement may be modified by the parties
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hereto  only  by  a  written  supplemental  agreement  executed by both parties.

10.     NOTICE:  Any notice required or permitted to be given hereunder shall be
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sufficient  if  in writing, and if sent by registered or certified mail, postage prepaid,  addressed  as  follows:

If  to  Client:        Thomas  Cochran
                       1140  Gravois  Rd
                       St.  Louis,  Missouri  63126

If  to  JTHL:          J.  Thomas  Howard,  LTD
                       301  West  Armour  Blvd.  Suite  1000
                       Kansas  City,  MO  64111

With  a  copy  to:     McDowell,  Rice,  Smith  &  Gaar
                       605  West  47th  Street,  Suite  350
                       Kansas  City,  Missouri  64112
                       Attention:  R.  Pete  Smith

Or to such other address as the parties hereto may specify, in writing, from time to time.

11.     WAIVER  OF  BREACH:  This  waiver  by  either party of any breach of any
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provision of this Agreement shall not operate or be construed as a waiver of any subsequent  breach.

12.     ARBITRATION:  Any  and all disputes and controversies arising out of, or
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in  any  manner relating to permanent performance of this Agreement which cannot be settled by an agreement between the parties hereto, shall be submitted to and settled by arbitration in the state of Missouri in accordance with the rules of the American Arbitration Association, and judgment upon any arbitration award may be entered in any court having jurisdiction.

13.     TITLES:  The  titles  of  the  Sections  herein  are  for convenience of
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reference  only  and  are  not  to  be  considered in construing this Agreement.

14.     GOVERNING  LAW:  This  Agreement  has been executed and delivered in the
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State  of  Missouri  and  its  interpretation, validity and performance shall be construed  and  enforced  in  accordance  with  the  laws  of  such  State.

15.     SEVERABILITY:  If  any provision of this Agreement or the application of
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any  provision  to any person or circumstances is held invalid or unenforceable, the remainder hereof and the application of the remainder hereof to other persons or circumstances shall remain valid and enforceable.

16.     INDEMNIFICATION:  The  parties hereto hereby remise, release and forever
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discharge  the other and their respective officers, directors, agents, servants, employees, attorneys, subsidiaries, affiliates, successors, assigns and any firm, organization, corporation, partnership, entity or person liable by, through, under or on behalf of them, from any and all liability, actions, contracts, indebtedness, obligations, claims, causes of action, suits, damages, demands, costs and expenses whatsoever, of every kind and nature, known or unknown, disclosed or undisclosed, whether or not known or contemplated, whether in law or in equity, arising out of any act, omission or transaction that has happened, occurred or arisen prior to and including the date of this Agreement. Further, the parties hereto hereby agree to indemnify and hold harmless the other and their respective agents, employees, directors and officers from and against any and all liability, loss, cost, damage, claim, counterclaims, actions and causes of action and all costs and expenses related thereto (including but not limited to attorneys' fees and court costs) that the other and/or its agents, employees, directors and officers have now incurred or may hereafter suffer or incur arising out of or in any way related to the execution of this Agreement and the performance by it of its functions under this Agreement.

17.     BINDING  AGREEMENT: This Agreement shall be binding upon and shall inure
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to  the  benefit of the respective legal representatives, successors and assigns of  the  parties  hereto.

18.     ENTIRE  AGREEMENT:  This  Agreement  contains the entire contract of the
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parties  with respect to the subject matter hereof and supersedes all agreements and  understandings  between  the  parties concerning the subject matter hereof.

19.     SUPERCEDES:  This  agreement  supercedes  all  prior  written  or  oral
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agreements including the ADVISORY AND SERVICING AGREEMENT dated  May 20th, 1999.

20.     TRANSMISSION:  The transmission of this Agreement by fax, wire, telexes,
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or  mail  shall  be  deemed  a  legal  and  binding  transmission.




The parties hereto have executed this Agreement as of the date first above written.

                         Thomas  Cochran


                             By:  /s/ Tom Cochran
                                  Tom  Cochran

                             J.  Thomas  Howard,  LTD.



                             By: /s/ James T. Howard
                                 James  T.  Howard

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                                    EXHIBIT A

Shell  Corporation  will  be  structured  as  follows:

             100  Million  shares  authorized
             20  Million  shares  issued  and  outstanding

             Breakdown  as  follows:

                  18  Million  shares  to  Tom  Cochran
                  1  Million  shares  to  be  divided  amongst  50  shareholders
                  1 Million shares to JTHL or its assignees; 24 month non -dilutable 5% position to be maintained
                   5 Million registered shares additional to be issued for the purpose of funding and market support

If any additional shares are to be issued for any reason whatsoever during the first 24 months beginning upon the date of this Service Agreement, JTHL will be issued additional shares to constitute a 5% (five) ownership of the Client. The Client agrees to issue an irrevocable Corporate Resolution to attest to the above clause.

SERVICES  RENDERED:

A.     Nevada  corporation,  with  presence  of  business  in  Nevada
B.     Nevada  and  city  of  Reno  business  licenses
C.     Good  standing  certificate  from  the  state  of  Nevada
D.     Custom  designed  Articles  of  Incorporation,  by-laws  and  minutes
E.     Audited  shareholder  list
F.     85%  controlling  block  of  stock
G.     Federal  and  state  tax  returns,  if  required
H.     Form  10  registration  prepared  and  filed  with  the  SEC
I.     Nevada  stock  registration
J.     Form  D  field  with  the  SEC
K.     15c2-11  filed  with  corporate  Broker/Dealer
L. 504 Reg D offering memorandum, with legal opinion from counsel attesting to the condition and validity of the company and offering
M.     Offering  circular
N.     Transfer  Agent  selected,  and  initial  shares  printed
O. Counsel opinion letter to Transfer Agent covering states that the company can issue stock in
P.     CUSIP  #
Q.     Trading  symbol
R.     Audited  financial  statements
S. Financial statements filed with Moody's or Standard & Poors ( secondary market blue sky in over 35 states)
T.     Primary  market  Blue  Sky  filings  in  7  states
U.     Merger  or  Acquisition  agreements
V.     All  legal  work  to  accomplish  this  goal
W. Consulting services provided for 60 days at no additional charge to assist in the understanding of the public arena


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